Exhibit 3.1

AMENDMENT TO the second sentence of SECTION 3.01
OF ARTICLE III OF THE BYLAWS OF
Mayville engineering company, INC.
Effective December 21, 2022

(Additions in bold and underscore; deletions in strikethrough)

The number of directors of the corporation shall be ~~seven (7)~~ eight (8), divided into three classes, designated as Class I, Class II and Class III; and such classes shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.